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                                                                     EXHIBIT 5.1



                       [VINSON & ELKINS L.L.P. LETTERHEAD]



                                  May 23, 2001


Ocean Energy, Inc.
1001 Fannin, Suite 1600
Houston, Texas  77002

Ladies & Gentlemen:

         We have acted as counsel to Ocean Energy, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Post-Effective Amendment No. 1 to that certain Registration Statement on Form S-8 (Registration No. 333-78255) (the "Registration Statement") as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement relates to the offer and sale by the Company of an aggregate of up to 3,874,290 shares of the Company's common stock, $0.10 par value (the "Shares") that may be issued pursuant to stock option and benefit plans (the "Plans") assumed by the Company pursuant to the merger between the Company and Ocean Energy, Inc., a Texas corporation (formerly known as Seagull Energy Corporation), effective as of May 9, 2001. The assumed Plans include: the Ocean Energy, Inc. 1996 Long-Term Incentive Plan, the Ocean Energy, Inc. 1994 Long-Term Incentive Plan and the United Meridian Corporation 1994 Outside Directors' Nonqualified Stock Option Plan. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

         Before rendering our opinion, we examined corporate records of the Company, including its Certificate of Incorporation, its Bylaws and certain resolutions of the Board of Directors of the Company. We also examined the Registration Statement, together with exhibits thereto, and such certificates of officers of the Company, other documents and records as we have deemed necessary for the purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. We have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing examination and review, we are of the opinion that the Shares have been duly authorized for issuance and, when the Post-Effective Amendment to the



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Ocean Energy, Inc.
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May 23, 2001


Registration Statement becomes effective and the Shares are issued in accordance with the provisions of the Plans, such Shares will be validly issued, fully paid and non-assessable.

         This opinion is rendered as of the effectiveness of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

         The foregoing opinion is limited to the laws of the United States of America and the Delaware General Corporation Law. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

                                         Very truly yours,




                                         VINSON & ELKINS L.L.P.